Exhibit 23.2

Consent of UHY LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (Registration No. 333-XXXXXX) of Vanguard Natural Resources, LLC of our report dated April 20, 2007, with respect to the consolidated financial statements of Vanguard Natural Gas, LLC (formerly Nami Holding Company, LLC), and Subsidiaries as of December 31, 2006 and for the year then ended, which are included in Form 10-K/A for the year ended December 31, 2007.

/s/ UHY LLP

Houston, Texas
July 22, 2008